Exhibit 4.5

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

SAR Award Agreement

You are hereby awarded Share Appreciation Rights (the “SARs”) subject to the terms and conditions set forth in this SAR Award Agreement (the “Award Agreement” or “Award”) and in the Capital Trust, Inc. 2011 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. Terms beginning with initial capital letters within this Agreement have the meanings set forth in the Plan (or in this Award Agreement, if defined herein).

This Award is conditioned on your execution of this Award Agreement within ten (10) days after the Grant Date specified in Section 1 below. By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan, subject to the provisions set forth below. As a result, you should not execute this Award Agreement until you have (i) carefully considered the terms and conditions of the Plan and this Award (including all of the attached Exhibits), and (ii) consulted with your personal legal and tax advisors about all of these documents.

1.	Specific Terms. This portion of your Award is being granted pursuant to Section 6 of the Plan, and shall have the following terms:

Name of Participant

Grant Date

Number of Shares measuring the value of this SAR	Shares (“SAR Shares”).

Exercise Price for SARs	$ . per Share.

Vesting	At the rate of % on each of the next [monthly] [quarterly] [annual] anniversaries of the Grant Date; subject to acceleration as provided in the Plan and in this Award Agreement, and to your Continuous Service not ending before the vesting date.

Accelerated Vesting	You will become 100% vested in this Award (i) if your Continuous Service ends due to your death or your becoming Disabled, or (ii) as specified in Section 3 below.

Recapture and Recoupment	☒ Section 14 of the Plan regarding Termination, Rescission, and Recapture shall apply to this Award.

☒ Section 15 of the Plan regarding Recoupment shall apply to this Award.

2.

Vesting and Exercise of Your Award. No Shares will be issued and no cash will be paid to you before your Award vests in accordance with Section 1 above and Section 3 below or in accordance with the Plan and is exercised. To the extent you have vested in this Award, you may exercise it at any time and from time to time in accordance with the Plan, using the exercise form attached hereto as Exhibit C. The amount you receive upon exercise will equal the product of –

(a)	the number of SAR Shares that you designate for exercise, and

(b)	the excess of 100% of the Fair Market Value of a Share on the date of exercise over the Exercise Price stated in Section 1 above.

3.	Accelerated Vesting; Change in Control.

(a)

To the extent you have not previously vested in your rights with respect to this Award, you will become 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control.

(b)

As a condition to the consummation of any CTIMCO Change in Control (as defined below), the Company shall cause the successor or acquiror in the merger, consolidation or other acquisition with or of CTIMCO (the “CTIMCO Successor”) to assume this Award so that the CTIMCO Successor shall become bound by all of the Company’s obligations hereunder. Your right to [Shares/cash] shall continue to vest in accordance with Section 1 hereof, provided that you are employed by the CTIMCO Successor or its Affiliates at the time of such vesting. Upon such assumption, the provisions of Section 3(a) shall be null and void and without further force and legal effect.

(c)

Following a CTIMCO Change in Control, to the extent you have not previously vested in your rights with respect to this Award, your Award will become 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “CTIMCO Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “CTIMCO Change in Control” shall have the same meaning as the term Change in Control substituting “CTIMCO” (as defined below) for “Company” mutatis mutandis for purposes of interpretation. “CTIMCO” means CT Investment Management Co., LLC.

(d)

As a condition to the consummation of any Successor Change in Control (as defined below), the CTIMCO Successor shall cause the successor or acquiror in the merger, consolidation or other acquisition transaction (the “Successor’s Successor”) to assume this Award so that the Successor’s Successor shall become bound by all of the Company’s obligations hereunder. Your right to [Shares/cash] shall continue to vest in accordance with Section 1 hereof, provided that you are employed by the Successor’s Successor or its Affiliates at the time of such vesting.

(e)

Following a Successor Change in Control, to the extent you have not previously vested in your rights with respect to this Award, your Award will become 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “Successor’s Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “Successor Change in Control” shall have the same meaning as the term Change in Control substituting “Successor’s Successor” (as defined herein) for “Company” mutatis mutandis for purposes of interpretation.

(f)	[For named executive officers only: Notwithstanding the foregoing, this Award will become 100% vested if your Continuous Service ends due to your:

(i)	termination, at anytime, without Cause by the Company or a successor thereto, as appropriate; or

(ii)	voluntary resignation through the following actions:

(1)

you provide the Company with written notice of the existence of one of the events, arising without your consent, listed in clauses (A) through (C) below within thirty (30) days of the initial existence of such event;

(2)	the Company fails to cure such event within thirty (30) days following the date such notice is given; and

(3)	you elect to voluntarily terminate your employment with the Company within the ninety (90) day period immediately following such event.

The events referred to in Section 3(f)(ii)(1) hereof include: (A) a material reduction in your authority, duties, and responsibilities, provided that a mere change in the your title shall not cause your rights under this Award to vest, (B) your being required to relocate your place of employment, other than a relocation within fifty (50) miles of your principal work site on the date of this Award, or (C) a material reduction in your base salary and annual bonus other than any such reduction consistent with a general reduction of pay for similarly-situated Participants.]1

4.

Form of Payments to You. [The Company will make any payment to you under this Award in the form of Shares, with cash paid in lieu of fractional Shares. Any Shares that you receive will be free from vesting restrictions (but subject to such legends as the Company determines to be appropriate). Notwithstanding the foregoing, the Company will not issue stock certificates evidencing Shares unless you have made arrangements satisfactory to the Committee to satisfy any applicable tax withholding obligations. You may satisfy minimum withholding requirements through the surrender of Shares that are both subject to this Award and that have a Fair Market Value equal to the minimum statutory tax withholding associated with the Shares giving rise to the taxable income.] [The Company will make any payment to you under this Award in the form of cash].

5.

Failure of Vesting Restrictions. By executing this Award, you acknowledge and agree that if your Continuous Service terminates under circumstances that do not result in accelerated vesting pursuant to Section 1 above, you will irrevocably forfeit any and all unvested rights under this Award, and this Award will immediately become null, void, and unenforceable.

6.

Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying Shares. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company. To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

7.

Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee, except as provided in Section 12(a) of the Plan. Notwithstanding the foregoing, subject to such terms and conditions as the Committee deems appropriate, you may transfer this Award—

(i)	by instrument to your Immediate Family;

(ii)	by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries; and

(iii)	by gift to charitable institutions.

Any transferee of your rights shall succeed to and be subject to all of the terms of this Award Agreement and the Plan.

[1]	For named executive officers only.

8.

Taxes. Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company or its Affiliates, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

9.

Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered: (i) electronically, (ii) personally, (iii) by certified mail, return receipt requested, or (iv) by an internationally recognized overnight courier (e.g., FedEx). In the case of delivery pursuant to clauses (i), (iii) and (iv) of the immediately preceding sentence, addressed to as follows:

(a)	if to you, at the last address that the Company had for you on its records;

(b)	if to the Company, to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, attention: Chief Financial Officer.

Any such notice shall be deemed to be given as of the date such notice (i) is delivered personally, (ii) is delivered electronically (if a business day and, if not a business day, on the next business day), (iii) on the second business day following the date sent by internationally recognized overnight courier and (iv) on the fourth business day after deposited in the mail if sent by certified mail. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.

10.

Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, permitted transferees, and permitted assigns.

11.

Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 18 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement.

12.

Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

13.

Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

14.

Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your

Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

15.

Not a Contract of Employment. By executing this Award Agreement, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

16.

Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of the preceding section (Not a Contract of Employment) is illegal, invalid, or unenforceable.

17.

Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your SARs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

18.

Prospectus and Securities Law Restrictions. By executing this Award Agreement you acknowledge that you have received a copy of the Prospectus describing the Plan. A copy of the Plan’s Prospectus is attached as Exhibit B. Regardless of whether the offering and sale of SARs or Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

19.

Employment Agreement Provision [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT] By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section          of your employment agreement with the Company and                         , dated as of                          , 20        .

20.

Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit E are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Exhibit E, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit E, shall cause this Award to become null, void, and unenforceable.

21.

Governing Law. The laws of the State of New York shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

CAPITAL TRUST, INC.

By:
Name: Title:

PARTICIPANT

By:
Name:

EXHIBIT A

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Document

A-1

EXHIBIT B

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Prospectus

B-1

EXHIBIT C

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Share Appreciation Rights Exercise

Attention:	Capital Trust, Inc.

    410 Park Avenue

    New York, NY 10022

Dear Sir or Madam:

The undersigned elects to exercise his/her Share Appreciation Rights with respect to              shares of Common Stock of Capital Trust, Inc. (the “Company”) under and pursuant to an SAR Agreement dated as of             .

The undersigned recognizes and agrees that the Company will satisfy its obligations arising from this exercise notice through issuing shares of its Common Stock (net of shares of Common Stock having a Fair Market Value equal to the minimum statutory taxes and withholding due; except to the extent the undersigned pays cash herewith to settle such obligations). The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) shall be as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	SAR Holder

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EXHIBIT D

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between myself and the Company.

I understand that this designation operates to entitle the above named death beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of death beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this

            day of                         , 200

Notary Public

County of

State of

D-1

EXHIBIT E

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its                         [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 14 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a) Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b) Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective clients; the identity of key contacts at such clients; clients’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its clients and prospective clients. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Clients. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing clients of the Company and new clients obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such clients shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s clients. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

E-1

(d) Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Share Appreciation Rights in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f) Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.

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